Exhibit 99.1

This news release contains forward-looking statements, including those regarding our financial results for our second fiscal quarter, improving our margins, cash flow and return on invested capital, the anticipated outlook for our business and our currently expected third quarter fiscal year 2008 net revenue and earnings results and components thereof and our fiscal year 2008 net revenue and earnings results and components thereof. The statements in this news release are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: our determination as we finalize our financial results for our second fiscal quarter fiscal year 2008 that our financial results and conditions differ from our current preliminary unaudited numbers set forth herein; the Securities and Exchange Commission having views different from ours on the results of the review of our past stock option grants conducted by a Special Committee of our Board and Governmental Authorities and the review of our historical recognition of our revenue by our Audit Committee; risks and costs inherent in litigation, including any pending or future litigation relating to our stock option grants, the restatement of our financial statements as a result of the evaluation of our historical stock option practices and revenue recognition and associated financial statements or any declines on the price of our stock; whether our realignment of our capacity will adversely affect our cost structure, ability to service customers and labor relations; our ability to successfully address the challenges associated with integrating our acquisition of Green Point; our ability to take advantage of perceived benefits of offering customers vertically integrated services; changes in technology; competition; anticipated growth for us and our industry that may not occur; managing rapid growth; managing any rapid declines in customer demand that may occur; our ability to successfully consummate acquisitions; managing the integration of businesses we acquire; risks associated with international sales and operations; retaining key personnel; our dependence on a limited number of large customers; business and competitive factors generally affecting the electronic manufacturing services industry, our customers and our business; other factors that we may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2007, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

JABIL REPORTS SECOND QUARTER RESULTS

St. Petersburg, FL – March 25, 2008...Jabil Circuit, Inc. (NYSE: JBL), today reported its preliminary, unaudited financial results for its second quarter of fiscal year 2008, ended February 29, 2008. “We are pleased with the results from our second quarter, where our employees pulled together in a challenging operating environment. Thanks to their efforts, we were able to meet our expectations for the quarter and generate $134 million in cash from operations,” said President and CEO Timothy L. Main.

(Definitions used: “GAAP” means generally accepted accounting principles in the United States of America. Jabil defines core operating income as GAAP operating income before amortization of intangibles, stock-based compensation expense and related charges, acquisition-related charges and restructuring and impairment charges. Jabil defines core operating margin as core operating income divided by net revenue. Jabil defines core earnings as GAAP net income before amortization of intangibles, stock-based compensation expense and related charges, acquisition-related charges, restructuring and impairment charges and certain other income/loss, net of tax. Jabil defines core earnings per share as core earnings divided by the weighted average number of outstanding shares determined under GAAP. Jabil reports core operating income, core earnings and core earnings per share to provide investors with an alternative method for assessing operating income, earnings and earnings per share from what it believes are its core manufacturing operations. See the accompanying reconciliation of Jabil’s core operating income to its GAAP operating income and Jabil’s core earnings and core earnings per share to its GAAP net income and GAAP earnings per share and additional information in the supplemental information.)

Second Quarter 2008

Net revenue for the second quarter of fiscal 2008 increased four percent to $3.1 billion compared to $ 2.9 billion for the same period of fiscal 2007.

GAAP operating income for the second quarter of fiscal 2008 decreased 96 percent to $1.6 million compared to $36.7 million for the same period of fiscal 2007. GAAP net income for the second quarter of fiscal 2008 decreased 273 percent to a loss of $24.0 million compared to $13.9 million of net income for the same period in fiscal 2007. GAAP diluted earnings per share for the second quarter of fiscal 2008 decreased 271 percent to a loss per share of $0.12 compared to $0.07 of earnings per share for the same period of fiscal 2007. The GAAP income decline was principally due to restructuring charges which were approximately $41 million higher than the comparative period.

Jabil’s second quarter of fiscal 2008 core operating income increased 22 percent to $67.8 million or 2.2 percent of net revenue compared to $55.6 million or 1.9 percent of net revenue for the second quarter of fiscal 2007. Core earnings increased 48 percent to $42.0 million compared to $28.4 million for the second quarter of fiscal 2007. Core earnings per share increased 43 percent to $0.20 per diluted share for the period compared to $0.14 for the second quarter of fiscal 2007.

M O R E

Earnings Release—Add One

March 25, 2008

Year-Over-Year Operational and Balance Sheet Highlights

•	GAAP operating margin decreased 96 percent. Core operating margin improved 22 percent.

•	GAAP earnings decreased $0.19 per fully diluted share. Core earnings increased $0.06 per fully diluted share.

•	Cash flow from operations for the quarter was approximately $134 million compared to zero for the same period of fiscal 2007.

•	Sales cycle was 23 days for the second quarter of fiscal 2008.

•	Annualized inventory turns remained constant at eight turns for the second quarter of fiscal 2008.

•	Capital expenditures for the second quarter of fiscal 2008 were approximately $87 million.

•	Depreciation for the second quarter of fiscal 2008 was approximately $58 million.

•	Cash and cash equivalent balances were $531 million at the end of the second fiscal quarter.

•	Core Return on Invested Capital was eight percent for the second quarter of fiscal 2008.

•	A $0.07 dividend was paid on March 3, 2008.

Business Update

“We expect revenue in the second half of fiscal 2008 to be consistent with the first half of the year, resulting in a year of modest growth but below our previous expectations. It appears the slowdown in end markets will reduce our growth rate and impede margin expansion for the next quarter or two. However, we continue to win new business and will stay focused on margin expansion, free cash flow and returns on capital,” said Main.

The company expects third fiscal quarter of 2008 net revenue in a range of $3.05 billion to $3.15 billion, with an estimated core operating margin range of 2.3 to 2.6 percent. Jabil said its core earnings per share for its third quarter of fiscal 2008 are anticipated to be in a range of $0.18 to $0.22 per diluted share. GAAP earnings per share are estimated to be $0.09 to $0.13 per diluted share. (Expected GAAP earnings per share for the third quarter of fiscal 2008 are currently estimated to include $0.03 per share for amortization of intangibles and $0.06 per share for stock-based compensation and related charges.)

Jabil said it expects fiscal year 2008 net revenue to range from $12.6 billion to $12.8 billion, with full year core operating income estimated to range from 2.8 percent to 3.1 percent or $355 million to $395 million. The company said its core earnings per share are estimated to be $1.00 to $1.16 per diluted share. GAAP earnings per share are estimated to be $0.46 to $0.62 per diluted share. (Expected GAAP earnings per share for fiscal 2008 are currently estimated to include $0.13 per share for amortization of intangibles, $0.19 per share for stock-based compensation and related charges and $0.22 per share for restructuring and impairment charges.)

# #

Supplemental Information

The financial results disclosed in this release include certain measures calculated and presented in accordance with GAAP. In addition to the GAAP financial measures, Jabil provides supplemental, non-GAAP financial measures to facilitate evaluation of Jabil’s core operating performance. The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. The non-GAAP or core financial measures disclosed in this release do not have standard meanings and may vary from the non-GAAP financial measures used by other companies. Management believes core financial measures (which exclude the effects of the amortization of intangibles, stock-based compensation expense and related charges, acquisition-related charges, restructuring and impairment charges and certain other income/loss) are a useful measure that facilitates evaluating the past and future performance of Jabil’s ongoing operations on a comparable basis. Jabil reports core operating income, core operating margin, core earnings and core earnings per share to provide investors with an alternative method for assessing operating income, earnings and earnings per share from what it believes are its core manufacturing operations. Included in this release is a Condensed Consolidated Statement of Earnings as well as a reconciliation of the disclosed core financial measures to the most directly comparable GAAP financial measures.

M O R E

Earnings Release—Add One

March 25, 2008

Company Conference Call Information

Jabil will hold a conference call to discuss the second fiscal quarter 2008 earnings today at 4:30 p.m. EDT live on the Internet at http://jabil.com. The earnings conference call will be recorded and archived for playback on the web at http://jabil.com. A taped replay of the conference call will also be available March 25, 2008 at approximately 7:30 p.m. EDT through midnight on April 1, 2008. To access the replay, call (800) 642-1687 from within the United States, or (706) 645-9291 outside the United States. The pass code is 39966307. An archived webcast of the conference call will be available at http://jabil.com/investors/.

About Jabil

Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. Jabil helps bring electronics products to the market faster and more cost effectively by providing complete product supply chain management around the world. With more than 75,000 employees and facilities in 20 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website: jabil.com.

Investor & Media Contact: Beth Walters, (727) 803-3349 investor_relations@jabil.com

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	February 29, 2008	August 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$531,369	$663,625
Accounts receivable, net	1,337,929	1,352,383
Inventories	1,482,471	1,374,400
Income tax receivable	25,959	22,132
Prepaid expenses and other current assets	232,681	231,797
Deferred income taxes	40,383	21,956

Total current assets	3,650,792	3,666,293

Property, plant and equipment, net	1,330,777	1,261,481
Goodwill and intangible assets, net	1,324,926	1,271,076
Deferred income taxes	124,945	89,562
Other assets	12,486	6,820

Total assets	$6,443,926	$6,295,232

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of notes payable, long-term debt and long-term lease obligations	$142,726	$501,716
Accounts payable	2,005,306	2,001,508
Accrued expenses	489,628	427,478
Income taxes payable	25,618	58,127
Deferred income taxes	1,300	2,018

Total current liabilities	2,664,578	2,990,847

Notes payable, long-term debt and long-term lease obligations, less current installments	998,997	760,477
Noncurrent income tax liability	70,185	—
Deferred income taxes	8,984	13,677
Other liabilities	86,268	78,538

Total liabilities	3,829,012	3,843,539

Minority interest	7,491	8,682

Stockholders’ equity:
Common stock	214	212
Additional paid-in capital	1,373,232	1,340,687
Retained earnings	1,143,924	1,131,403
Accumulated other comprehensive income	291,499	170,960
Treasury stock	(201,446)	(200,251)

Total stockholders’ equity	2,607,423	2,443,011

Total liabilities and stockholders’ equity	$6,443,926	$6,295,232

JABIL CIRCUIT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except for per share data)

(Unaudited)

	Three months ended		Six months ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007
Net revenue	$3,058,613	$2,934,862	$6,426,560	$6,158,865
Cost of revenue	2,870,708	2,763,352	5,998,941	5,795,370

Gross profit	187,905	171,510	427,619	363,495

Operating expenses:
Selling, general and administrative	124,910	119,975	241,060	229,731
Research and development	9,863	7,766	16,375	16,474
Amortization of intangibles	9,722	6,092	18,577	11,858
Restructuring & impairment charges	41,789	997	51,076	7,654

Operating income	1,621	36,680	100,531	97,778

Interest, net and other	23,879	21,352	50,897	33,993

Income (loss) before income taxes	(22,258)	15,328	49,634	63,785

Income tax expense	3,102	1,529	12,733	8,609

Minority interest, net of tax	(1,315)	(101)	(1,055)	(101)

Net income (loss)	$(24,045)	$13,900	$37,956	$55,277

Earnings (loss) per share:
Basic	$(0.12)	$0.07	$0.19	$0.27

Diluted	$(0.12)	$0.07	$0.18	$0.27

Common shares used in the calculation of earnings per share:
Basic	205,082	203,377	204,866	203,227

Diluted	205,082	205,925	206,452	206,133

JABIL CIRCUIT, INC. AND SUBSIDIARIES

SUPPLEMENTAL DATA

RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES

(In thousands, except for per share data)

(Unaudited)

	Three months ended		Six months ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007
Operating income (GAAP)	$1,621	$36,680	$100,531	$97,778
Amortization of intangibles	9,722	6,092	18,577	11,858
Stock-based compensation & related charges	14,714	11,844	19,745	23,362
Restructuring & impairment charges	41,789	997	51,076	7,654

Core operating income (Non-GAAP)	$67,846	$55,613	$189,929	$140,652

Net income (loss) (GAAP)	$(24,045)	$13,900	$37,956	$55,277
Amortization of intangibles, net of tax	9,415	5,103	15,299	9,743
Restructuring & impairment charges, net of tax	42,457	876	47,517	7,111
Stock-based compensation & related charges, net of tax	14,157	8,559	15,788	16,813

Core earnings (Non-GAAP)	$41,984	$28,438	$116,560	$88,944

Earnings (loss) per share: (GAAP)
Basic	$(0.12)	$0.07	$0.19	$0.27

Diluted	$(0.12)	$0.07	$0.18	$0.27

Core earnings per share: (Non-GAAP)
Basic	$0.20	$0.14	$0.57	$0.44

Diluted	$0.20	$0.14	$0.56	$0.43

Common shares used in the calculations of earnings (loss) per share (GAAP):
Basic	205,082	203,377	204,866	203,227

Diluted	205,082	205,925	206,452	206,133

Common shares used in the calculations of earnings per share (Non-GAAP):
Basic	205,082	203,377	204,866	203,227

Diluted	206,043	205,925	206,452	206,133

Note: Certain amounts in the prior periods’ financial statements have been reclassified to conform to current period presentations.